Exhibit 99.1

Santa Fe Petroleum, Inc. Announces the Appointment of

Steve Crane as Chief Operating Officer

PLANO, TX, Aug. 7, 2012 /PRNewswire/ - Santa Fe Petroleum, Inc. (the "Company") (OTCBB: SFPI) (formerly Baby All Corp.) announced today they have retained the services of Steven Crane to serve as the interim Chief Operating Officer of the Company.

Mr. Crane is the Managing Partner of ProOperate LLC, a professional operations management firm based in Dallas, Texas. Mr. Crane possesses over thirty years of broad-based strategic operations and financial management experience beginning his career with PricewaterhouseCoopers, serving clients in the energy and oil production industry. He is a proven senior executive experienced in all development phases of successful growth companies from entrepreneurial start-up through product and market maturity stages. He has extensive experience in all aspects of strategic business planning, operations management, capital structuring and funding. His career experience also includes sales management and market channel development, transaction structure, negotiation, acquisitions, divestitures and strategic due diligence review. He has significant public offering and SEC reporting experience and has served as the Chief Executive, Chief Operating and Chief Financial Officer of a number of publicly-traded corporations.

Mr. Crane is assisting the Company with its transition from a privately-held to a publicly-traded corporation, with its capital structure and funding, and in the implementation of its plans for future growth.

This news release does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction.

Santa Fe Petroleum, Inc.

4011 West Plano Parkway, Suite 126

Plano, Texas 75093

Email: info@sfpetroleum.com